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                                                                  Exhibit (g)(i)

                          ACCOUNTING SERVICES AGREEMENT

         THIS AGREEMENT is made as of this 22nd day of May, 2002, by and among Schwab Capital Trust, Schwab Annuity Portfolios and Schwab Investments (each a "Trust" and collectively the "Trusts"), and SEI Investments Mutual Funds Services ("SEI"), a Delaware business trust.

         WHEREAS, each Trust is an open-end registered investment company consisting of multiple portfolios; and

         WHEREAS, each Trust desires SEI to provide, and SEI is willing to provide, fund accounting services to the portfolio(s) listed on Schedule A (the "Portfolios") on the terms and conditions hereinafter set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trusts and SEI hereby agree as follows:

         ARTICLE 1. Retention of SEI. Each Trust hereby retains SEI to furnish the Portfolios with the fund accounting services as set forth in Article 2 below. SEI hereby accepts such employment to perform the duties set forth below. SEI shall, for all purposes herein, be deemed to be an independent contractor.

         ARTICLE 2. Accounting Services. SEI shall perform or supervise the performance by others of the fund accounting services set forth in Schedule B hereto. SEI shall provide all necessary office space, equipment (including back-up facilities in the event of equipment or systems failure), personnel, compensation and facilities for providing such services. SEI shall enter into and maintain in effect with appropriate parties agreements making adequate provision for emergency data processing equipment. SEI shall take all reasonable steps to minimize service disruptions. SEI may sub-contract with third parties to perform certain of the services to be performed by SEI hereunder; provided, however, that SEI shall remain principally responsible to each Trust for the acts and omissions of such other entities. In meeting its duties hereunder, SEI shall have the general authority to do all acts deemed in SEI's good faith belief to be necessary and proper to perform its obligations under this Agreement.

         In connection with this Agreement, each Trust will furnish SEI with copies, properly certified or authenticated, of the governing documents for each of the Portfolios and such other documents as may be reasonably necessary to the performance by SEI of the services set forth in this Agreement. Each Trust agrees to furnish SEI with any amendments or supplements to such documents.

         Each Trust agrees that it will use commercially reasonable efforts to implement as soon as practicable an automated trade ticket transmission with SEI's fund accounting systems to facilitate the timely and accurate calculation of Portfolios net unit values. In the event a Trust does not implement an automated trade ticket transmission by the first anniversary of this

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Agreement, SEI reserves the right to assess a 5% per annum surcharge with respect to fees described in Schedule C hereunder.

         SEI undertakes to comply with all applicable requirements of the securities and commodities laws, rules or regulations of governmental authorities having jurisdiction with respect to all duties to be performed by SEI under the Agreement.

         ARTICLE 3. Allocation of Charges and Expenses.

         SEI shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. SEI shall not be responsible for any expenses of the Portfolios, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the costs of pricing services, the costs of custodial services, insurance, interest, brokerage costs, and all fees and charges of service providers to the Portfolios. The Trusts shall reimburse SEI for its reasonable out-of-pocket expenses, including reasonable pricing services fees, and reasonable copying, postage, telephone, and fax charges incurred by SEI in the performance of its duties. SEI shall maintain detailed information about the expenses allocated to the each Portfolio and shall provide such detail to the Trusts in its monthly billings.

         ARTICLE 4. Compensation of SEI. The Trusts shall pay to SEI compensation at the annual rate specified in Schedule C to this Agreement until this Agreement is terminated in accordance with Article 6 hereof. Such compensation shall be calculated and accrued daily, and paid to SEI monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, SEI's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. SEI will invoice the Trusts each month for services rendered, each such payment to be due sixty
(60) days after the date of invoice.

         ARTICLE 5. Limitation of Liability. The duties of SEI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against SEI hereunder. SEI shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of material breach of its obligations and duties hereunder. (As used in this Article 5, the term "SEI" shall include Trustees, officers, employees and other agents of SEI as well as that entity itself.) Under no circumstances shall either party be liable to the other for consequential, indirect or punitive damages. The Trusts shall be solely responsible for each Portfolio's compliance with applicable investment policies, and any laws and regulations governing the manner in which a Portfolio's assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with such investment policies, laws and regulations.

         So long as SEI and its agents, act without willful misfeasance, bad faith or negligence in the performance of their duties, and without material breach of their obligations and duties hereunder, each Trust assumes full responsibility and shall indemnify SEI and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against

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any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of SEI in carrying out its duties hereunder.

         So long as each Trust, and its agents, act without willful misfeasance, bad faith or negligence in the performance of their duties, and without material breach of their obligations and duties, SEI assumes full responsibility and shall indemnify the Trusts and hold each harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of SEI's and its agents willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of material breach of SEI's obligations and duties hereunder.

         The indemnification rights of either party hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the indemnified party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so shall not affect the rights hereunder.

         An indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         SEI may apply to the Trusts at any time for instructions and may, with the consent of the Trusts, consult counsel for the Trusts or accountants for the Trusts with respect to any matter arising in connection with SEI's duties, and SEI shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of counsel for the Trusts or accountants for the Trusts.

         Also, SEI shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall SEI be

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held to have notice of any change of authority of any officers, employee or agent of the Trusts until receipt of written notice thereof from the Trusts.

         Except for the performance or omissions of its agents (including any sub-contractors), SEI shall not be liable for the performance or omissions of unaffiliated third parties not under SEI's reasonable control such as, by way of example and not limitation, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

         ARTICLE 6. Duration and Termination of this Agreement. This Agreement shall become effective on May 22, 2002, and shall remain in effect unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated by either party hereto on 60 days' prior written notice to the other party.

         ARTICLE 7. Activities of SEI. The services of SEI rendered to the Trusts are not to be deemed to be exclusive. SEI is free to render such services to others and to have other businesses and interests.

         ARTICLE 8. Confidentiality. SEI agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Portfolios and its beneficial holders received by SEI in connection with this Agreement, including any non-public personal information, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that SEI may disclose such information as required by law or after prior notification to and approval in writing by the relevant Trust, which approval may not be withheld where SEI may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

         SEI will not gather, store, or use any Customer Information (as defined below), and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer Information to any third party, except as provided in this Agreement or as SEI may be directed in advance in writing by a Trust or as required in connection with the provision of services under this Agreement or as permitted or required by applicable law. SEI represents, covenants, and warrants that SEI will use Customer Information only in compliance with: (a) this Agreement; (b) any applicable Trust or Schwab privacy policies provided to SEI and accepted by SEI; and (c) all applicable laws, policies and regulations (including but not limited to applicable laws, policies and regulations related to spamming, privacy, and consumer protection). As soon as SEI no longer needs to retain such Customer Information in order to perform its duties under this Agreement, SEI will upon request promptly return or (if so instructed by a Trust in writing) destroy all originals and copies of such Customer Information, except to the extent SEI is prohibited by law from doing so. "Customer Information" means all intentionally or unintentionally disclosed non-public personal information, however collected, including without limitation, through "cookies", Web bugs or non-electronic means, pertaining to or identifiable to a Customer (as defined below), including without limitation, name, address, e-mail address, passwords, personal financial information, personal preferences, demographic data, marketing data, data about securities

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transactions, credit data, or any other identification data. "Customer" means any individual record or beneficial shareholder of a Portfolio.

         ARTICLE 9. Certain Records. SEI shall maintain customary records in connection with its duties as specified in this Agreement. Any records prepared or maintained by SEI on behalf of the Portfolios shall be prepared and maintained at the expense of SEI, but shall be the property of the Portfolios and will be made available to or surrendered promptly to the Trusts or the Portfolios on request.

         In case of any request or demand for the inspection of such records by another party, SEI shall notify the Trusts and follow the Trusts' instructions as to permitting or refusing such inspection; provided that SEI may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trusts have agreed to indemnify SEI against such liability.

         ARTICLE 10. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 11. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that SEI and the Trusts will each have the right to assign or delegate all or part of its respective rights, responsibilities, or duties hereunder to any subsidiary, parent or affiliate of such party upon the provision of prior written notice to the other party, but no such assignment or delegation will relieve the Trusts of their payment obligations under Article 4 hereof. Such assignment or delegation will be valid only so long as the assignee or delegate remains a subsidiary, affiliate or parent of SEI or the Trusts and in the event of any such assignment, SEI or the Trusts will remain responsible for the acts or omissions of any such entity.

         ARTICLE 12. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         ARTICLE 13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trusts, at 101 Montgomery Street, San Francisco, CA 94104, Attention: Secretary ; and if to SEI at One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

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         ARTICLE 14. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

         ARTICLE 15. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

         ARTICLE 16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California and applicable federal law. To the extent that the laws of the State of California, or any of the provisions herein, conflict with the applicable federal law, the latter shall control.

         ARTICLE 17. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 18. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

         ARTICLE 19. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         ARTICLE 20. Trustees' Liability. A copy of the Declaration of Trust for the Trusts is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trusts as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trusts individually, but are binding only upon the assets and property of the Portfolio in question. The names "Schwab Annuity Portfolios," "Schwab Capital Trust," "Schwab Investments", "Trustees of Schwab Annuity Portfolios", "Trustees of Schwab Capital Trust" and Trustees of Schwab Investments" refer, respectively, to the Trusts created and the Trustees as trustees but not individually or personally, acting from time to time under the applicable Declarations of Trust which are hereby referred to and copies of which are on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of

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the Trusts. The obligations of "Schwab Annuity Portfolios", "Schwab Capital
Trust and Schwab Investments," entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives of the Trusts personally, but bind only the property of the Portfolios in question, and all persons dealing with any class of shares of the Portfolios must look solely to the Portfolios property belonging to such class for the enforcement of any claims against the Portfolios.

         ARTICLE. 21. Separate Transactions. Transactions entered into by a particular Portfolio of a Trust are considered independent transactions and shall in no way effect transactions entered into by any other Portfolio of such Trust. Any amount owed by a Portfolio with respect to any obligation arising out of this Agreement, as amended, shall be paid only out of the assets and property of the particular Portfolio that entered into such transaction.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

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SCHWAB CAPITAL TRUST

         By: /s/ Tai-Chin Tung
         Name: Tai-Chin Tung
         Title: Treasurer and Principal Financial Officer

SCHWAB ANNUITY PORTFOLIOS

         By: /s/ Tai-Chin Tung
         Name: Tai-Chin Tung
         Title: Treasurer and Principal Financial Officer

SCHWAB INVESTMENTS

         By: /s/ Tai-Chin Tung
         Name: Tai-Chin Tung
         Title: Treasurer and Principal Financial Officer

SEI INVESTMENTS MUTUAL FUNDS SERVICES

         By: /s/ Stephen G. Meyer
         Name: Stephen G. Meyer
         Title: Executive Vice President

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                                   SCHEDULE A
                      TO THE ACCOUNTING SERVICES AGREEMENT
                            DATED AS OF MAY 22, 2002
                                     BETWEEN
               SCHWAB CAPITAL TRUST AND SCHWAB ANNUITY PORTFOLIOS
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Portfolios:       This Agreement shall apply with respect to the following
                  Portfolios (collectively, the "Portfolios"):

                  Schwab Capital Trust

                  Schwab MarketTrack All Equity Portfolio
                  Schwab MarketTrack Growth Portfolio
                  Schwab MarketTrack Balanced Portfolio
                  Schwab Market Track Conservative Portfolio
                  Schwab S&P 500 Fund: Investor Shares, Select Shares & e.Shares
                  Schwab Small-Cap Index Fund: Investor Shares & Select Shares
                  Schwab Total Stock Market Index Fund: Investor Shares & Select Shares Schwab Schwab
                  International Index Fund: Investor Shares & Select Shares
                  Institutional Select S&P 500 Fund
                  Institutional Select Large-Cap Value Index Fund
                  Institutional Select Small-Cap Value Index Fund
                  Schwab Core Equity Fund
                  Communications Focus Fund
                  Financial Services Focus Fund
                  Health Care Focus Fund
                  Technology Focus Fund

                  Schwab Annuity Portfolios

                  Schwab MarketTrack Growth Portfolio II
                  Schwab S&P 500 Portfolio

                  Schwab Investments

                  Schwab 1000 Fund: Investor Shares & Select Shares

                               [END OF SCHEDULE A]

                                   SCHEDULE B
                      TO THE ACCOUNTING SERVICES AGREEMENT
                            DATED AS OF MAY 22, 2002
                                     BETWEEN
                 SCHWAB CAPITAL TRUST, SCHWAB ANNUITY PORTFOLIOS
                             AND SCHWAB INVESTMENTS
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Pursuant to Article 2 of the Agreement, SEI shall provide the following services:

1. Assist in keeping, maintaining and preserving of all accounts, records and other documents as may be required under Section 31(a) and Rule 31a-1 of the Investment Company Act relating to the services provided by SEI hereunder;

2. Calculate the value of each asset and the current net asset value of each Trust Series and Class in accordance with the requirements of the Investment Company Act and the Registration Statement;

3. Verify the underlying fund net asset values and reconcile the positions with the Portfolio's recordkeeping agent for any Fund-of-Funds;

4. Record and verify daily income, expense accruals and capital gains and losses and provide notification of any proposed adjustments;

5.       Maintain historical tax lots for each asset;

6.       Record investment purchases and sales;

7. Monitor the activities of the Custodian, including, but not limited to, the daily reconciliation of cash and investment positions;

8. Record the capital share activities and reconcile such activities daily with the Transfer Agent;

9. Prepare the cash balances available for investment for each of the next five business days and update cash availability throughout the day as requested;

10. Prepare the annual and semiannual financial statements and any other periodic financial statements and other reports as may be reasonably requested from time to time;

11. Assist in the preparation and filing of any notices, statements or other filings including, but not limited to, the following: the Registration Statement; Pre-Effective and Post-Effective Amendments to the Registration Statement;

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12.      Assist in the preparation and filing of any reports including, but not limited to, the following: Annual and Semiannual Reports to shareholders; Form N-SAR; Form N-30D; and Form 24f-2;

13. Assist in the preparation and filing of any federal, state or local tax returns;

14. Assist in monitoring compliance with the requirements of Section 817(h) of Subchapter L (as it relates to the Annuity Portfolios) and Subchapter M of the Internal Revenue Code;

15. Assist in monitoring compliance with the requirements of the Investment Company Act and current Registration Statement;

16. Monitor daily collateral asset segregation for futures and other financial instruments;

17. Assist in the calculation of the Trust's income, excise tax, and capital gain distributions;

18. Assist in the calculation and reporting (including to external databases) of performance and other financial or portfolio information in accordance with the requirements of the federal securities laws, including, but not limited to: total return; yield; expense ratio; turnover rate and, if applicable, maturity and duration;

19. Assist in the preparation of the annual budget, expense accruals, waiver monitoring and invoice management;

20. Control disbursements and authorize such disbursements upon written instructions as may be determined by the Portfolio;

21.      Assist in the preparation of quarterly Board materials; and

22. Assist in any other matters as may be mutually agreed between the parties from time to time.

                               [END OF SCHEDULE B]

                                   SCHEDULE C
                      TO THE ACCOUNTING SERVICES AGREEMENT
                            DATED AS OF MAY 22, 2002
                                     BETWEEN
               SCHWAB CAPITAL TRUST AND SCHWAB ANNUITY PORTFOLIOS
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Fees: Pursuant to Article 4, the Trusts shall pay SEI a fee at an annual rate as follows:

                  (a) with respect to the combined value of the average daily net assets (the "Combined Assets") of the Trusts:

                           (i) 0.04% (4 basis points) of the Combined Assets with respect to those assets that are less than or equal to $1 billion (one billion U.S. dollars); plus

                           (ii) 0.03% (3 basis points) of the Combined Assets with respect to those assets that are greater than $1 billion (one billion dollars) but less than or equal to $2 billion (two billion dollars); plus

                           (iii) 0.02% (2 basis points) of the Combined Assets with respect to those assets that are greater than $2 billion (two billion dollars) but less than or equal to $3 billion (three billion dollars); plus

                           (iv) 0.015% (1.5 basis points) of the Combined Assets with respect to those assets that are greater than $3 billion (three billion dollars) but less than or equal to $5 billion (five billion dollars); plus

                           (v) 0.0125% (1.25 basis points) of the Combined Assets with respect to those assets that are greater than $5 billion (five billion dollars) but less than or equal to $9 billion (nine billion dollars); plus

                           (vi) 0.01% (1 basis point) of the Combined Assets with respect to those assets that are greater than $9 billion (nine billion dollars) but less than or equal to $20 billion (twenty billion dollars); plus

                           (vii) 0.0075% (Three quarters of one basis point) of the Combined Assets with respect to those assets that are in excess of $20 billion (twenty billion dollars); plus

                           (viii) 0.0065% (0.65 basis points) of the combined Assets with respect to those assets that are in excess of $25 billion (twenty-five billion dollars); plus

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

                           (ix) 0.0055% (0.55 basis points) of the Combined Assets with respect to those assets that are in excess of $30 billion dollars); plus

                  (b) with respect to each class of shares other than the first class of shares of each Portfolio, $15,000 per annum (fifteen thousand dollars).

                  All fees payable to SEI shall accrue from the date indicated for such Portfolio in Schedule A to this Agreement and be calculated daily based on the daily net assets of each Portfolio. SEI's fee shall be payable monthly in arrears from the last business day of each month for the Portfolios. The Trusts will limit the addition of new portfolios to Schedule A to no more than 5 (five) per year in the aggregate.

                               [END OF SCHEDULE C]

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